Exhibit (p)(13)
CODE OF ETHICS AND INSIDER TRADING POLICY
CODE OF ETHICS
     A. Preamble
This Code of Ethics (“Code”) embodies Newgate Capital Management LLC’s (“Newgate”) commitment to discharge in accordance with the highest standards of integrity and care the fiduciary duties that Newgate owes to its Investment Advisory Clients. These duties arise primarily from Newgate’s status as an investment adviser registered under the Investment Advisers Act of 1940 (the “Advisers Act”). Newgate is also committed to complying with all of the federal securities laws and regulations that are applicable to its investment management activities, including the Advisers Act, the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules of the Securities and Exchange Commission (“SEC”) under those statutes. When Newgate acts as sub-advisor to an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), Newgate will submit the Code to the board of directors of the investment company as required by Rule 17j-1 under the Investment Company Act.
The Code contains requirements and restrictions that are intended to provide reasonable assurance that all of Newgate’s Employees and any non-Employees who are Access Persons will observe the fiduciary duties and comply with the regulatory obligations that apply to Newgate. These include, but are not limited to, the duties and obligations arising from Section 206 of the Advisers Act, which make it unlawful for any investment adviser:
(a)	to employ any device, scheme or artifice to defraud any client or prospective client;

(b)	to engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client; or

(c)	to engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative as those terms are defined in SEC rules under Section 206.
The Code prescribes standards of conduct, investment and trading restrictions and reporting requirements for Access Persons whose duties give them regular access to nonpublic information concerning investment recommendations made and securities transactions executed for Newgate’s Investment Advisory Clients. These provisions reflect the SEC’s view, expressed in its code of ethics rule under the Advisers Act that special standards, requirements and restrictions should apply to such persons.

As required by the SEC, Newgate is providing a copy of the Code to all Employees and any non-Employee Access Persons. Each Employee and non-Employee Access Persons is expected to be familiar and comply with the requirements and restrictions set forth in the Code and will be required to evidence his or her reading and understanding of the Code and compliance with its applicable requirements and restrictions by signing Code of Ethics Certification.
     B. General Principles
All Employees and any non-Employee Access Persons shall carry out their respective duties to Newgate in a manner consistent with all applicable provisions of the Code and the fiduciary duties that Newgate owes to its Investment Advisory Clients. Without limiting the generality of the foregoing, each individual covered by the Code shall:
(a)	At all times place the interest of Newgate’s Investment Advisory Clients before his or her personal interest;

(b)	Conduct all personal securities transactions so as to avoid actual or potential conflicts of interest;

(c)	Not take inappropriate advantage of his or her position with Newgate or his or her knowledge of Newgate’s dealings with Investment Advisory Clients; and

(d)	Carry out his or her professional responsibilities to Newgate and its Investment Advisory Clients in compliance with applicable federal securities laws and regulations.
     C. Definitions
1.	“Access Person” means each Employee and any non-Employee officer or director of Newgate who (i) has access to nonpublic information regarding the purchase or sale of securities by or for any Investment Advisory Client or (ii) is involved in making securities recommendations to or for any Investment Advisory Client or has access to such recommendations that are nonpublic. The Chief Compliance Officer shall determine who among Newgate’s Employees and non-Employee officers and directors is, has become or has ceased to be an Access Person and shall maintain a current list of the names of all Access Persons. In making such determinations relating to directors and officers of Newgate, the Chief Compliance Officer shall take into account but not be bound by the presumption in Rule 204A-1 under the Advisers Act that directors and officers of an investment adviser which provides investment advice as its primary business are access persons. At the time of each determination that any individual covered by the Code is, has become or has ceased to be an Access Person, the Chief Compliance Officer shall give such individual appropriate written notice of such determination.

2.	“Beneficial Ownership”, as used with reference to ownership of or an interest in a Reportable Security, shall be determined pursuant to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”) without regard to the provisions of that Rule which limit it to equity securities. Under Rule 16a-1(a)(2), a person who has a direct or indirect pecuniary interest in securities is deemed to be the beneficial owner of the securities. “Pecuniary interest” is defined as the opportunity, directly or indirectly, to profit or share in any profit from a transaction in the securities. The rule also contains provisions dealing with the circumstances under which interests in partnerships, trusts and corporations constitute indirect pecuniary interests in securities. Access Persons who are subject to the reporting requirements of the Code should consult with the Chief Compliance Officer about direct or indirect interests in securities which may deem them Beneficial Owners of such securities.

3.	“Business Gift” means any item of value given by a non-Newgate Employee that does not constitute Entertainment.

4.	“Discretionary Account”, as used with reference to an Access Person or any other individual or entity included in his or her Personal Account, means an investment account over the investment decision making process for which such Access Person or other individual or entity has no direct or indirect influence or control.

5.	“Employee” (including “Employees”) means all individuals who are full-time employees of Newgate or who perform investment advisory services for Newgate and are subject to its supervision and control.

6.	“Entertainment” means taking part in any social, hospitality, charitable, sporting or entertainment event, any meal, leisure activity or event of like nature or purpose, as well as any transportation and/or lodging accompanying or related to such activity or event.

7.	“Fund Client” means any pooled investment vehicle governed by the Investment Company Act 1940 for which Newgate acts as a sub-advisor.

8.	“Immediate Family” as used with reference to an Access Person, means his or her spouse, domestic partner and/or other individual or individuals living in the same household as the Access Person.

9.	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “Securities Act”)by an issuer which, immediately before such registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

10.	“Investment Advisory Client” (including “Clients”) means any and all individuals or entities for which Newgate manages investments.

11.	“Limited Offering” means an offering exempt from registration under the Securities Act by Section 4(2) or Section 4(6) of or by Rule 504, 505 or 506 of Regulation D under the Securities Act.

12.	“Material Asset Allocation Decision” means a decision by Newgate to make material asset allocation changes in the Fund Client account which involve additions or eliminations of particular Reportable Securities as listed. Material Asset Allocation Decisions exclude minor rebalancing and client initiated transactions such as the placing of additional funds in the account, withdrawing funds and the direct selling of certain securities for tax or other purposes. The trading of foreign local shares will be treated the same as American Depositary Receipts and Global Depositary Receipts for the same security for the sake of the Code of Ethics. Material Asset Allocation Decisions can be viewed in Advent, Newgate’s portfolio management and trade order management system, by all Access Persons.

13.	“Nonpublic Client Information” means and includes nonpublic information regarding the purchase, sale or holding of any Security for an Investment Advisory Client of Newgate or any investment recommendation or decision made or under consideration by Newgate for an Investment Advisory Client.

14.	“Option” means and includes the privilege sold by one party to another that offers the buyer the right, but not the obligation, to buy (call) or sell (put) a security at an agreed-upon price during a certain period of time or on a specific date.

15.	“Personal Account”, as used with reference to an Access Person, means and includes any account other than a Discretionary Account of or for: (i) the Access Person; (ii) one more members of his or her Immediate Family; (iii) a trust for his or her benefit and/or the benefit of one or more members of his or her Immediate Family; (iv) a partnership that he or she and/or one or more members of his or her Immediate Family principally owns and controls; (v) a closely-held corporation that he or she and/or one or more members of his or her Immediate Family principally owns and controls; and (vi) any other individual or entity, other than an Investment Advisory Client of Newgate, to or for which the Access Person exercises investment discretion or provides investment advice; provided, that such term does not apply to any discretionary investment account managed by Access Person both before and after his or her employment by Newgate which has been disclosed to and approved in writing by the Chief Compliance Officer.

16.	“Reportable Security” (including “Reportable Securities”) means any and all Securities except (i) direct obligations of the U.S. Government, (ii) banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (iii) shares of money market funds, (iv) shares of other mutual funds for which neither Newgate nor any entity controlling, controlled by or under common control with Newgate serves as investment adviser or principal underwriter and (v) shares of unit investment trusts investing exclusively in one or more of such other mutual funds.

17.	“Security” (including “Securities”) means any interest, obligation or instrument defined as a security in or under any of the federal securities laws applicable to the activities of Newgate and/or Newgate Employees and Supervised Persons, including but not limited to any equity interest (i.e., transferable right of ownership such as a stock or limited partnership interest), debt obligation or convertible instrument.

18.	“Short Sale” means the practice of selling a Security borrowed from a broker-dealer or other lender with the understanding that it must later be bought back (ideally at a lower price) and returned to the broker-dealer or other lender.

19.	“Trading Day” means the time and day the New York Stock Exchange is normally open for trading.
     D. Standard of Conduct for Access Persons
1.	No Access Person shall, directly or indirectly, make use of Nonpublic Client Information in breach of any fiduciary duty that he or she owes to Newgate or that Newgate owes to any Investment Advisory Client.

2.	It is the responsibility of any Access Person who has an Immediate Family member in the financial industry to disclose in writing to the Chief Compliance Officer the identity, business affiliation and business activities of the Immediate Family member. If the Chief Compliance Officer determines that the business affiliation or business activities of the Immediate Family member represents an actual or potential conflict of interest with the obligations of the Access Person under the Code, the Chief Compliance Officer shall issue an appropriate letter of instructions indicating what steps are to be taken by the Access Person to avoid the conflict of interest.

3.	At the time that an Access Person recommends the purchase or sale of a Security for an Investment Advisory Client, he or she shall disclose in writing to the Chief Compliance Officer:
(a)	Any interest in that Security or any other Security of the same issuer that he or she or any other individual or entity included in his or her Personal Account then holds or proposes to acquire; and

(b)	Any interest in or relationship with the issuer of such Reportable Security or any entity which is a subsidiary or affiliate of such issuer (i) that he or she has or proposes to acquire or (ii) that he or she knows or should know any other individual or entity included in his or her Personal Account has or proposes to acquire.
     E. Investment Restrictions Applicable to Access Persons
1.	No Access Persons shall purchase or sell or permit any other individual or entity included in his or her Personal Account to purchase or sell any Reportable Security held by a Fund Client without first submitting a Pre-Clearance Form in the form of Schedule A to the Chief Compliance Officer and obtaining the Chief Compliance Officer’s written approval of such purchase or sale. It is the responsibility of each Access Person to be aware of the Reportable Securities held by each Fund Client. Standard reports from Advent, Newgate’s portfolio management and trade order management system, are available that show the securities holdings.

2.	No Access Persons shall purchase or sell or permit any other individual or entity included in his or her Personal Account to purchase or sell a Security within at least seven (7) Trading Days before and after a Fund Client trades in that security. Any Access Person who is unclear of the seven (7) Trading Day period should contact the Chief Compliance Officer for guidance.

3.	The seven (7) Trading Day period in E.2 is measured against a Material Asset Allocation Decision.

4.	No Access Person shall purchase or sell (including a Short Sale) or permit any other individual or entity included in his or her Personal Account to purchase or sell (including a Short Sale) any Security in an Initial Public Offering or Private Placement or any Security representing an interest in a pooled investment vehicle which is not an investment company registered under the Investment Company Act without obtaining prior written approval from the Chief Compliance Officer.

5.	No Access Person shall make a Short Sale or trade any Option of any Security that Newgate owns in an Investment Advisory Client account other than a Security representing an interest in an exchange traded fund.
     F. Reporting of Holdings and Transactions by Access Persons
1.	Each Access Person shall complete, sign and submit to the Chief Compliance Officer the following reports relating to holdings of and transactions in any Reportable Security as to which the Access Person or any individual or entity included in his or her Personal Account has, acquires or disposes of Beneficial Ownership:

•	Initial Holdings Report: within ten (10) calendar days of becoming an Access Person, a Code of Ethics Certification in the form of Schedule B and an Initial Holdings Report in the form of Schedule C.

•	Quarterly Transactions Report: within thirty (30) calendar days after the end of each quarter, a Quarterly Transactions Report in the form of Schedule D.

•	Annual Holdings Report: within forty-five (45) calendar days after the end of each fiscal year (December 31), an Annual Holdings Report in the form of Schedule E and Annual Code of Ethics Certification in the form of Schedule F.
2.	An Access Person need not submit: (i) any reports pursuant to Paragraph 1 with respect to a Discretionary Account of or for the Access Person or any other individual or entity included in his or her Personal Account; (ii) Quarterly Transaction Reports with respect to transactions effected pursuant to an automatic reinvestment plan; or (iii) Quarterly Transaction Reports or Annual Holdings Reports to the extent that they would duplicate information contained in broker-dealer trade confirmations or broker-dealer or investment adviser account statements submitted to the Chief Compliance Officer at the request of the Access Person within the time periods specified for the submission of such reports.
     G. Sub-Advisory Relationships
When Newgate acts as sub-advisor to an entity governed by the Investment Company Act 1940, Newgate will submit its Code of Ethics to the board of directors of that entity in compliance with Rule 17j-1 Investment Company Act 1940.
     H. Monitoring Access Persons’ Trading Activity
1.	The Chief Compliance Officer shall review all reports submitted by Access Persons to determine whether any of the holdings or transactions disclosed therein constitute violations of the Code. Before making a determination that an Access Person has committed a violation, the Chief Compliance Officer shall give the Access Person an opportunity to supply additional explanatory material.

2.	The Chief Compliance Officer shall furnish to Newgate’s Managing Director an annual report, that (i) describes any issues arising under the Access Person provisions of the Code, including but not limited to any material violations thereof and sanctions imposed or other remedial action taken in response to such violations and (ii) may contain recommendations for procedural changes that the Chief Compliance Officer considers to be reasonably necessary to prevent such violations from occurring in the future. Newgate’s Managing Directors shall consider the information and any recommendations contained in such report and make any changes as necessary or appropriate.
     I. Business Gifts and Entertainment
The purpose of business gifts and entertainment is to establish and maintain business relationships with prospective and existing investors and their consultants or representatives and as a common courtesy in the course of conducting business. However, the provision, or receipt, of entertainment or gifts between the Newgate’s officers and employees and investors or those who serve as advisors or consultants to investors are subject to special considerations because of the potential conflicts of interest that may be raised by gifts or entertainment. In general, care should be taken that the entertainment or gift is not, and does not appear to be, intended to unduly influence the recipient in the exercise of his or her judgment and discretion. Provision, or receipt, of gifts and business entertainment: (i) may not be in the form of cash; (ii) must not be so frequent or of such high value as to raise a question of impropriety; and (iii) must be consistent with customary business practices, taking into account guidance and regulations issued by federal and state authorities. Receipt of a gift of any kind is considered a gratuity. Gifts or gratuities received should be reasonable and appropriate to the applicable circumstances, and moderation and common sense must be used in connection with these guidelines.
Special care should be taken in cases where the provision, or receipt, of entertainment or gifts may be construed as taking place in connection with services provided to plans or accounts subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986, as amended (“Code”), or in connection with a person’s position with such a plan. ERISA prohibits fiduciaries to ERISA-covered plans from receiving any consideration in connection with a transaction involving the assets of an ERISA plan. Section 4975 of the IRC contains a similar prohibition for individual retirement plans such as IRAs. Although these provisions could be construed as prohibiting routine gifts and entertainment, case law on the application of these provisions is not well developed. Therefore, in addition to the usual requirements involving gifts and entertainment, all employees should normally avoid accepting gifts that relate to ERISA accounts and IRAs and should normally avoid giving gifts or providing entertainment to such accounts that are other than routine or ordinary in nature. If an employee has any question about the appropriateness of a gift or business entertainment in such cases, the employee should consult with the Chief Compliance Officer before providing or accepting the gift or business entertainment.
All employees are expected to exercise sound discretion regarding this policy and should consider whether the provision, or receipt, of any particular entertainment or gift would withstand scrutiny by the public, the SEC, the Department of Labor (“DOL”), or some other regulator.
     1. Examples
Examples of gifts or entertainment that will likely violate this policy include:
•	lavish meals, including expensive wines;

•	providing air, travel or hotel accommodations.
Examples of situations that, depending on the particular facts and circumstances, likely do not violate this policy include:
•	treating a consultant to a nice but not overly lavish dinner;

•	accompanying a consultant to a reasonably priced sporting event or concert.
With respect to sporting events or concerts, unless special circumstances are present, Newgate employees should accompany persons with whom they have professional relationship to the event. Giving tickets to such events without accompanying the recipient is discouraged.
     2. Reporting/Recordkeeping
Each employee must report at least quarterly to the Chief Compliance Officer any gifts or business entertainment given or received. If an employee expects to provide or receive any gifts or business entertainment that could likely be viewed as so frequent or of such high value as to raise a question of impropriety, the employee should discuss such gifts or business entertainment with the Chief Compliance Officer or a Managing Director in advance of its provision or receipt.

In order for employees to be reimbursed for expenses related to business entertainment, all such expenditures must be reported through the firm’s online system. The information required to be reported is: (i) the name, title, and company name for all attendees, (ii) the name and, unless it is otherwise clear, the location of the event, and (iii) the amount and date of the expense. The information submitted will be monitored by the Chief Compliance Officer or his or her designee. Employees will only be reimbursed for reasonable and necessary expenses, as determined by the Chief Compliance Officer or a Managing Director, in their sole discretion. The factors the Chief Compliance Officer or a Managing Director may consider in determining whether an expense is reasonable and necessary include, but are not limited to:
•	the relationship between Newgate and the employee and the attendees;

•	the cost per attendee;

•	regulation and other guidance issued by federal and state authorities regarding the reasonableness of business entertainment.
The Chief Compliance Officer or a designee will maintain records of any gifts and/or business entertainment events so reported, may grant exceptions to this policy and may require that a gift be returned to the provider, that an expense be repaid by an employee or take other corrective action. The Chief Compliance Officer will be responsible for making any required reports, such as on Form LM-10, as requested by a plan subject to ERISA or the Code in connection with such plan’s annual report on Form 5500, or as otherwise required by law or regulation, as applicable, in connection with the provision or receipt of gifts and/or business entertainment.
Any questions regarding this policy should be directed to the Chief Compliance Officer.
     J. Service as a Director
Access Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior approval.
     K. Pay-to-Play Policy
Newgate Capital Management LLC (“Adviser”) has adopted the following policy (“Policy”) to comply with the requirements of Rule 206(4)-5 under the Advisers Act (the “Rule”). The Rule addresses “pay-to-play” practices under which direct or indirect payments by investment advisers to U.S. state and local government officials are perceived to improperly influence the award of government investment business. This policy does not relate to payments by the firm to non-U.S. government officials.
     1. Background
The Rule contains three fundamental prohibitions.
First, it prohibits Adviser from providing investment advisory services for compensation to a government entity1 for two years after a contribution2 to an official3 of the government entity is made by Adviser or

[1]	A “government entity” means any U.S. state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or political subdivision or agency, (iii) a plan or program of a government entity, and (iv) officers, agents or employees of the state or political subdivision or agency.

[2]	“Contribution” means any gift, subscription, loan, advance or deposit of money or anything of value. A charitable donation made to a tax-exempt organization would not generally be considered a contribution (even if solicited by a government official) and donation of time by an individual would not be considered a contribution if

Adviser’s covered associates.4 These restrictions can apply to the activities of covered associates for the two years before they became covered associates of Adviser. However, for covered associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.
There is an exception available from the prohibition above for contributions from covered associates who are natural persons who make contributions to any official that do not in the aggregate exceed $350 per election if the covered associate was entitled to vote for the official at the time or $150 per election if the covered associate was not entitled to vote for the official at the time (the “De Minimis Exception”).5
Second, the Rule prohibits Adviser or its covered associates from providing or agreeing to provide payment to any person to solicit government entities for advisory services on behalf of Adviser, unless the solicitor is (i) a “regulated person” that itself is subject to regulations restricting political contributions, or (ii) an executive officer, general partner, managing member, or employee of Adviser. A “regulated person” includes a broker-dealer that is registered with the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority, Inc. (“FINRA”), as long as FINRA adopts its own suitable regulations addressing “pay-to-play” practices (which FINRA has announced that it intends to do).
Finally, the Rule prohibits Adviser and its covered associates from coordinating or soliciting any person or political action committee (“PAC”) to make (i) any contribution to an official of a government entity to which Adviser is providing or seeking to provide advisory services, or (ii) any payment to any state or local political party where Adviser is seeking to provide advisory services to a government entity. This prohibition is intended to prevent advisers from circumventing the Rule by making indirect contributions through political organizations or “bundling” smaller employee contributions that are permitted under the rule.
The prohibitions of the Rule apply not only to direct advisory relationships with government entities but also to “covered investment pools”6 for which Adviser serves as investment adviser and in which a government entity invests or is solicited to invest.
The Rule also prohibits Adviser and its covered associates from doing anything indirectly that, if done directly, would violate the provisions of the Rule.

Adviser did not solicit the individual’s efforts and Adviser’s resources (such as office space and telephones) were not used.

[3]	An “official” is any person (including any election committee of the person and any political action committee) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity, or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity. “Influence” should be construed broadly.

[4]	A “covered associate” means (i) any general partner, managing member or executive officer, or other person with a similar status or function; any employee who solicits a government entity for Adviser and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee controlled by Adviser or by any person described in (i) or (ii) above.

[5]	For purposes of this exception, primary and general elections are considered separately.

[6]	A “covered investment pool” means (i) any investment company registered under the Investment Company Act of 1940 (“1940 Act”) that is an investment option of a plan or program of a government entity (e.g., a Section 529 plan, 403(b) plan or 457 plan); or (ii) any company that would be an investment company but for the exclusion provided by Section 3(c)(1), 3(c)(7) or 3(c)(11) of the 1940 Act (e.g., many hedge funds, private equity funds, venture capital funds and collective investment trusts).

     2. Policy and Procedures
Adviser is mindful of the privacy interests of its employees and applicants for employment, and therefore has sought to design the preclearance aspects of this Policy in a way that solicit only the information Adviser deems reasonably necessary to satisfy its obligations under the Rule.
Notwithstanding the definition of “covered associate,” as a general matter Adviser intends that all of Adviser’s employees, officers, shareholders and control persons (and any PAC or entity affiliated with such persons) will be subject to this Policy (collectively, “Covered Persons”).
Accordingly, Adviser and its Covered Persons shall be required to observe the following:
•	Political contributions by Adviser or its Covered Persons to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

•	The Adviser does not currently make any political contributions.

•	To the extent that Adviser engages third-party solicitors in connection with investments by government entities, Adviser will seek to structure them to comply with the Rule.

•	The Chief Compliance Officer or his or her designee will meet with any individuals who are expected to become Covered Persons to discuss their past political contributions. The review will address the prior six months for potential Covered Persons who will have no involvement in the solicitation of Clients; contributions for all other potential Covered Persons will be reviewed for the past two years. The Chief Compliance Officer or his or her designee will prepare a memorandum documenting the discussion’s scope and findings, which will be signed by the Chief Compliance Officer or his or her designee and by the individual in question and will be retained by the Chief Compliance Officer.
     3. Recordkeeping
As required by the Rule, Adviser will be required to keep the following records relating the political contributions of Adviser and its Covered Persons:
•	The names, titles and business and residence addresses of all Covered Persons of Adviser.

•	All government entities to which Adviser provides or has provided investment advisory services, or which are or were investors in any “covered investment pool” to which Adviser provides or has provided investment advisory services, as applicable, in the past five years, but not prior to September 13, 2010.

•	All direct or indirect contributions made by Adviser or any of its Covered Persons to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or to a PAC.

•	The name and business address of each regulated person to whom Adviser provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf, in accordance with the Rule.

•	Records relating to the contributions and payments described in 3 above must be maintained and listed in chronological order and indicate: (A) the name and title of each contributor; (B) the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment; (C) the amount and date of each contribution or payment; and (D) whether any such contribution was the subject of the exception for certain returned contributions.
     L. Blogging and Social Networking Policy
To protect the interests of Newgate Capital Management LLC (“Newgate”), employees must adhere to the following rules:
Employees may not post on a blog or social networking site during their working time or at any time using Newgate equipment or property. Newgate’s electronic communication systems are for business use only.
If an employee identifies himself or herself as an employee of Newgate on any social networking site, the communication must include a disclaimer that the views expressed do not reflect the views of Newgate.
All rules regarding confidential business information apply in full to blogs and social networking sites. Any information that cannot be disclosed through a conversation, a note or an e-mail also cannot be disclosed on a blog or social networking site. The transmission of confidential or proprietary information without the permission of Newgate is prohibited.
If you mention Newgate in a blog or elsewhere in online social media, or it is reasonably clear you are referring to Newgate or a position taken by Newgate, and also express a political opinion or an opinion regarding Newgate’s positions, actions, or products, the post must specifically disclose your relationship with Newgate and note that the opinion expressed is your personal opinion and not Newgate’s position.
Any conduct impermissible under the law if expressed in any other form or forum is impermissible if expressed through a social networking site. For example, posted material that is discriminatory, defamatory, libelous or malicious is forbidden. Newgate’s Electronic Mail and Internet Policy applies equally to employee comments on social networking sites even if done on nonworking time. Employees are encouraged to review the policy for further guidance.
     M. Reporting Complaints and Violations
Any employee can report any compliant and violation of the Code of Ethics, internal accounting records and controls or other recordkeeping issues promptly to the Chief Compliance Officer. The employee’s identity will be held in strict confidence
     N. Enforcement and Penalties
The Chief Compliance Officer and Managing Directors will take appropriate action against any Access Person who violates the Code of Ethics. Such action will include (i) one formal warning and if that warning is not followed, a monetary fine of $500 for submitting Section E and F documentation past the stated deadline and (ii) disgorgement of any profits from any breach of Sections D, E, I and J. The Managing Directors will be notified of any breach by the Chief Compliance Officer and a formal warming will be sent by the Chief Compliance Officer to the Access Person.
INSIDER TRADING POLICY

     A. Preamble
Employees are required to comply with the laws governing the use of material nonpublic information and the activity commonly known as “insider trading.” Any questions concerning Newgate’s Insider Trading (“Policy”) should be referred to the Chief Compliance Officer.
     B. Policy Statement on Insider Trading
          1. The Basic Policy
No Employees are to trade on their own or their family’s behalf or cause Newgate to trade on their clients’ behalf in any securities while in possession of material nonpublic information concerning the securities. They must not share this information with others or recommend others trade in these securities.
          2. The Law Against “Insider Trading”
Every Employee is prohibited from trading, either personally or on behalf of others, on the basis of material nonpublic information concerning the issuer of the securities (whether or not one is an “insider”) or the communication of material nonpublic information to others with the reasonable expectation that the recipient will trade in the security while knowingly aware of the material nonpublic information.
The law prohibits:
•	trading by an insider while knowingly aware of material nonpublic information relating to the security being traded,

•	trading by a non-insider, while knowingly aware of material nonpublic information relating to the security being traded where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential,

•	trading by the recipient of material nonpublic information that the recipient is aware is material nonpublic information and received the information from a non-insider that had a special relationship with the company to keep the information confidential, or

•	trading on or communicating material nonpublic information related to a tender offer.
          3. Who is an Insider?
Traditional Insider
An insider is a person who has a fiduciary relationship or a similar relationship of trust or confidence to the other party to the transaction (i.e. corporate officer and director, attorney, auditor). The concept of “insider” is broad. It includes officers, directors and employees of a company.
Temporary Insider
A person can inherent the insider’s responsibility and liability when the “temporary insider” knows or should have known that the insider, by giving the material nonpublic information to the “temporary insider,” is acting improperly by disclosing the information. “Temporary insiders” are usually called

“tippers” (i.e. corporate officer breaches his/her duty to shareholders by releasing material nonpublic information to an analyst).
A person can be a “temporary insider” if:
•	the person enters into a special confidential relationship in the conduct of a company’s affairs and as a result receives material nonpublic information concerning the company (i.e. attorney-client),

•	the company expects the recipient of the information to keep the information confidential or such confidence is presumed by the relationship (a consultant),

•	The person misappropriates material public information in breach of a duty owed to his/her employer or any other person who is not the securities issuer and uses the information for personal gain including communicating the material nonpublic information to another person (i.e. journalists).
A “temporary insider” typically includes:
•	a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations, and

•	Newgate if it acts as an investment manager to a company.
     C. Material Nonpublic Information
          1. Materiality
Information is material when there is a reasonable expectation that information will be used to determine whether to trade in securities or will change a securities price. Material information can be positive or negative.
Information Employees may consider material can include, but are not limited to the following:
•	a forthcoming dividend declaration or omission,

•	acquisition or loss of a major contract,

•	major purchase or sale of company assets,

•	significant write-downs in assets or increases in reserves,

•	significant litigation or government agency investigations,

•	liquidity problems,

•	changes in earnings estimates,

•	major management changes,

•	changes in debt ratings,

•	an event of default,

•	knowledge of forthcoming press coverage of a company’s affairs,

•	substantial mineral finds by a mining company, regulatory approvals of a product, and issuance or denial of patents,

•	proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets,

•	public offerings, and

•	pending statistical reports (e.g., consumer price index, money supply and retail figures, interest rate developments).

          2. Nonpublic Information
Information is nonpublic if it has not been generally disclosed to the marketplace; and public when disseminated so that it is reasonably available to a large group of investors.
In order to be “public” the information must be disseminated in a manner designed to reach investors generally. Information is generally deemed widely disseminated when disclosed, for example, in daily newspapers or widely circulated public disclosure documents, such as SEC filings.
After public disclosure of material information about a company, Employees must wait a period of at least seven (7) Trading Days for the information to be publicly absorbed before the information is deemed “public”.
Employees who are in doubt about whether nonpublic information is material, must exercise caution and consult the Chief Compliance Officer before making a decision to disclose such information (other than to persons who need to know) or, trading or recommending such security. They should assume that the information is “nonpublic”, treat it as confidential and do not trade or disclose it.
     D. Penalties for Violating Insider Trading Laws
Penalties for trading on or communicating material nonpublic information are severe for individuals involved in such unlawful conduct. A person who violates the insider trading laws can be sentenced to a substantial prison term and required to pay a penalty of several times the amount of profits gained or losses avoided. Furthermore, Newgate may also be subject to criminal penalties for insider trading violations committed by Employees.
     E. Procedures to Implement Newgate’s Policy
          1. Identifying and Reporting Inside Information
Before trading in the securities of a company about which information may be potential inside information, Employees must ask the following questions:
•	Is the information material? Is this information an investor would consider important in making his or her investment decisions? Would this information substantially affect the market price of the securities if disclosed?

•	Is the information nonpublic? How was the information obtained? Is there a duty of confidentiality to the source of the information or does the relationship to the source imply that the information was given in confidence? To whom has this information been provided? Has the information been effectively communicated to the marketplace by publication in The Wall Street Journal, other sources of general circulation or SEC filings?
If, after consideration of the above, it is believed that the information is material and nonpublic, or if there are questions as to whether the information is material and nonpublic, the following steps must be taken.
•	Report the matter immediately to the Chief Compliance Officer.

•	Do not purchase or sell the securities on behalf of yourself or others.

•	Do not communicate the information inside or outside Newgate, other than to the Chief Compliance Officer.

•	After the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.
     F. Supervisory Procedures
          1. Prevention of Insider Trading
To prevent insider trading, the Chief Compliance Officer shall:
(i)	Review and update these policies and procedures as necessary,

(ii)	Answer questions regarding these policies and procedures, and

(iii)	Educate new Employees and existing Employees by doing the following:
(a)	orient Employees who are new to Newgate with its insider trading policy,

(b)	distribute a copy of policies and procedures to Employees,

(c)	to further educate Employees, distribute memos or materials that may be issued by appropriate outside organizations discussing the issue of insider trading and other issues raised by these policies and procedures when relevant or applicable,
(iv)	Request from all Access Persons who are new to Newgate, and request quarterly updates from all such persons, all personal securities trading information required to be provided under the Code of Ethics,

(v)	Bring before a Managing Director issues of material nonpublic information and/or insider trading issues.

(vi)	Resolve issues of whether information received by any Employees is material and nonpublic and determine what action, if any, should be taken and,

(vii)	When the Chief Compliance Officer has determined that the information that has been brought before him is material nonpublic information:
(a)	Instruct all persons aware of the information that it cannot be disclosed to anyone inside or outside of Newgate; and

(b)	Instruct all Employees aware of the information that trading and recommendations for trading that security are not allowed, regardless of whether for themselves or others, including the Newgate funds or other clients.
          2. Confidentiality.
All procedures, reports and records monitored, prepared or maintained by the Chief Compliance Officer shall be considered confidential and proprietary to Newgate and shall be maintained and protected accordingly. Except as otherwise required by law or this Policy, the Chief Compliance Officer shall not disclose such matters other than to the Managing Directors as requested.

SCHEDULE A: PRE-CLEARANCE FORM

From:	_____________________ (Employee Name)

To:	Chief Compliance Officer

Subject:	Personal Securities Pre-Clearance Form for________________________[insert date]
I, ______________________ (insert employee name), request permission to buy/sell ______________ (insert share amount) shares of ____________________ (insert security name and ticker) for my personal account on _________________________[insert date].
I understand that this requested transaction is made with full knowledge of Newgate Capital Management LLC’s Code of Ethics and Insider Trading Policy and must be executed within twenty-four (24) hours of receiving pre-clearance. Please execute the trade by ______________ (Chief Compliance Officer will fill-in date).

Signed:	Date:

Name (print name):

CCO Signoff: _________________                    Date: _____________

SCHEDULE B: INITIAL CODE OF ETHICS CERTIFICATION
Supplemental Certification — listed as a separate attachment

SCHEDULE C: INITIAL HOLDINGS REPORT
☐	As of ____________ (month) ______ (day), _____(year), I own Reportable Securities in my personal trading account.

Attached is my most recent Brokerage Statement which contains the following information: Security Name and/or Symbol, Trade Date, Purchase Price or Sale Price, Number of Shares Purchased or Sold, Principal Amount and Broker-Dealer.

☐	I do not own any Reportable Securities as of ____________ (month) ____ (day), ____(year) in my account.

Signature:

Print Name:

Date:

CCO Signoff: _________________      Date: _____________

SCHEDULE D: QUARTERLY TRANSACTION REPORT FOR THE QUARTER ENDING
_______________________ (month, day, year)
☐	During the above quarter, I have executed Reportable Security transactions in my personal trading account in accordance with Newgate’s Code of Ethics and Insider Trading Policy.

Attached is my quarterly Brokerage Statement which contains the following information: Security Name and/or Symbol, Trade Date, Purchase Price or Sale Price, Number of Shares Purchased or Sold, Principal Amount and Broker-Dealer.

☐	During the above period, I have not executed any Reportable Security transactions in my personal trading account in accordance with Newgate’s Code of Ethics and Insider Trading Policy.

Signature:

Print Name:

Date:

CCO Signoff: _________________      Date: _____________

SCHEDULE E: ANNUAL HOLDINGS REPORT FOR THE FISCAL YEAR
☐	As of December 31,______(year) I own Reportable Securities in my personal trading account.

Attached is my Brokerage Statement which contains the following information: Security Name and/or Symbol, Trade Date, Purchase Price or Sale Price, Number of Shares Purchased or Sold, Principal Amount and Broker-Dealer.

☐	I do not own any Reportable Securities as of December 31,________(year).

Signature:

Print Name:

Date:

CCO Signoff: _________________      Date: _____________

SCHEDULE F: ANNUAL CODE OF ETHICS AND GENERAL CERTIFICATION
Supplemental Certification — listed as a separate attachment